Exhibit 10.21

OFFICE LEASE AGREEMENT

CALIFORNIA

UNIVERSITY STATION

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 2/2/2018 day of January, 2018, by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”), and SI-BONE, INC., a Delaware corporation (“Tenant”). Pursuant to the terms of this Lease, Landlord agrees to lease the Premises (hereinafter defined) to Tenant and Tenant agrees to lease the Premises from Landlord. The Lease includes the following exhibits and attachments: Exhibit A (Outline and Location of Premises), Exhibit A-1 (Development Site Plan), Exhibit B (Operating Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Statement of Tenant Regarding Lease Commencement), Exhibit F (Recorded Restrictions), Rider No. 1 (Extension Option Rider), Rider No. 2 (Fair Market Rental Rate), and Rider No. 3 (Options in General).

1.	Basic Lease Information.

1.01

“Building” shall mean the building located at 471 El Camino Real, Santa Clara, California. “Rentable Square Footage of the Building” is deemed to be 55,480 square feet. The “Development” consists of the parcel(s) of real property commonly known as University Station and located in the City of Santa Clara, County of Santa Clara, State of California, as shown on the site plan attached hereto as Exhibit A-1 as such area may be expanded or reduced from time to time. Currently, the aggregate rentable square feet of the buildings located within the Development is approximately 213,093 square feet. “Common Areas” shall mean the portion of the Building and Development that are designated by Landlord for the common use of tenants and others.

1.02

“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the first (1st) floor of the Building and known as Suite 100. The “Rentable Square Footage of the Premises” is deemed to be 21,848 square feet.

1.03	“Base Rent”:

Period or Months of Term	Monthly Base Rent
1 – 9 *	$47,500.00
10 – 12	$54,620.00
13 – 24	$56,258.60
25 – 36	$57,946.36
37 – 48	$59,684.75
49 – 60	$61,475.29
61 – 72	$63,319.55
73 – 84	$65,219.14
85 – 86	$67,175.71

*	Subject to Abatement Period, as defined in Section 3.02 below.

1.04

“Tenant’s Share”: The sum of Tenant’s Common Area Share (as defined below) of Common Area Operating Expenses (as defined in Exhibit B attached hereto) and Taxes (as defined in Exhibit B attached hereto), and Tenant’s Building Share (as defined below) of Building Operating Expenses (as defined in Exhibit B attached hereto) and Taxes.

“Tenant’s Common Area Share”: 10.25%; Tenant’s percentage of Common Area Operating Expenses and Taxes is calculated by dividing the rentable square footage of the Premises by the rentable square footage of all buildings located in the Development.

“Tenant’s Building Share”: 39.38%; Tenant’s percentage of Building Operating Expenses and Taxes is calculated by dividing the rentable square footage of the Premises by the rentable square footage of the Building.

1.05

“Term”: A period of eighty-six (86) months. Subject to Section 2, the Term shall commence on April 1, 2018 (the “Commencement Date”), and shall expire on May 31, 2025 (the “Expiration Date”), subject to earlier termination, if applicable, in accordance with the terms of this Lease.

1.06	“Security Deposit”: $199,570.56.

1.07	“Broker”: Newmark Cornish & Carey (Todd Shaffer) representing Tenant; CBRE, Inc. (Ben Knight, Rob Shannon and Christian Marent) representing Landlord.

1.08

“Permitted Use”: To the extent permitted pursuant to terms applicable Laws (as defined in Section 4 of the Lease) and matters of record (including as referenced in Exhibit F attached hereto), general office, research and development, employee training, surgeon education and training, engineering, warehousing and administrative support and sales and such other activities as are consistent with a mature medical device company with commercially marketed products and an active R&D pipeline. Tenant shall be responsible for securing from the City of Santa Clara, California, any conditional use permit which may be required with respect to Tenant’s Permitted Use.

1.09	“Notice Addresses”:

Landlord:	Tenant:
c/o Bixby Land Company	Prior to Commencement:
1501 Quail, Suite 230	SI-BONE, Inc.
Newport Beach, California 92660	3055 Olin Ave., Ste 2200
Attention: Property Manager, University	San Jose, California 95128
Station	Attention: General Counsel

Lock box address for payment of Rent:
Bixby SPE Finance 11, LLC	After to Commencement:
P.O. Box 51239	SI-BONE, Inc.
Los Angeles, California 90051-5539	471 El Camino Real, Suite 100
Santa Clara, California 95050
Attention: Director of Operations

1.10	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”) attached to this Lease as Exhibit C.

1.11

“Parking”: Subject to Section 29 below, Tenant shall have non-exclusive access to seventy-eight (78) surface parking spaces in common with other tenants and occupants of the Development. All parking rights granted to Tenant hereunder may be utilized by Tenant’s agents, licensees, assignees, subtenants, customers, employees, contractors, suppliers and invitees (“Tenant’s Parties” or “Tenant Parties”) on the same basis as they are available to Tenant (subject to the terms of Exhibit D attached hereto).

1.12	“Guarantor”: None.

2.	Commencement Date; Possession.

2.01 If Landlord is required to perform Landlord Work (defined in the Work Letter) prior to the Commencement Date: (a) the date set forth in Section 1.05 above as the Commencement Date shall instead be defined as the “Target Commencement Date”; (b) the actual Commencement Date shall be the date on which the Landlord Work is Substantially Complete (as defined in the Work Letter); and (c) the Expiration Date will be the last day of the Term as determined based upon the actual Commencement Date. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. If Landlord is delayed in the performance of the Landlord Work as a result of a Tenant Delay (as defined in the Work Letter), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. It is further understood and agreed that if for any reason the Commencement Date occurs pursuant to the terms of this Lease on a day other than the first (1st) day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs shall be an initial stub period which shall be added to the initial Term and Tenant shall pay all Rent (defined in Section 3 below) and other charges with respect to such stub period (on a prorated basis as referenced in Section 3 below) at the same rate applicable to the first (1st) full calendar month of this Lease. Following such stub period and commencing as of the first (1st) day of the first (1st) full calendar month following the month in which the Commencement Date occurs, Tenant shall commence the payment of Rent and other charges payable hereunder as if the initial Term had actually commenced on such date. The use of the stub period described above is intended to provide for ease of administration and calculation of all amounts owed hereunder, it being agreed that all rental adjustments will be determined as of the first (1st) day of a calendar month and the Term of the Lease will end as of the last day of a calendar month (unless earlier terminated pursuant to the terms hereof).

2.02 Subject to Landlord performing the required Landlord Work, the Premises are accepted by Tenant in “AS-IS” condition and configuration without any representations or warranties by Landlord. Landlord shall not be liable for any failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party. In such event, the Commencement Date for such space shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party.

2.03 Within thirty (30) days after the Commencement Date, Tenant shall return an executed Statement of Tenant Regarding Lease Commencement in the form attached hereto as Exhibit E. The Statement of Tenant Regarding Lease Commencement shall be binding upon Tenant unless Tenant objects thereto in writing within such 30-day period.

2.04 So long as (i) this Lease has been fully executed and delivered by the parties hereto, (ii) Landlord has received the first (1st) monthly installment of Base Rent pursuant to Section 3 below and the Security Deposit (to be maintained pursuant to the terms of Section 5 below), (iii) Landlord Work is Substantially Complete, and (iv) Landlord has received insurance certificates evidencing that Tenant is carrying the insurance required to be carried by Tenant pursuant to the terms of Section 15 below, Tenant shall have the right to access the Premises on the date that is two (2) weeks prior to the actual Commencement Date, for the purpose of the installation of Tenant’s furniture, fixtures and equipment therein (the “Early Access Period”). During such Early Access Period, all of the terms and conditions of this Lease shall apply, including, without limitation, Tenant’s obligation to pay to Landlord all sums and charges required to be paid by Tenant under this Lease including, without limitation, charges in excess of the Building standard level of services supplied by Landlord pursuant to the terms of Section 8 below, but excluding Base Rent, Tenant’s Common Area Share and Tenant’s Building Share. Further, any work to be performed by Tenant or its contractors within the Premises during such Early Access Period shall be performed in strict accordance with the terms of Section 10 of this Lease, including obtaining Landlord’s prior approval of plans for any cabling, wiring or other work which may affect systems or structure or be visible from outside the Premises and causing all contractors to comply with the Development’s construction rules and regulations. Tenant shall have the use of the parking passes during the Early Access Period. During such Early Access Period, Tenant shall not be obligated to pay Base Rent, Tenant’s Common Area Share or Tenant’s Building Share (as such terms are defined in Exhibit B attached hereto) for the Premises so accessed by Tenant until the occurrence of the Commencement Date (and no such Base Rent, Tenant’s Common Area Share or Tenant’s Building Share shall accrue during such Early Access Period).

3.	Rent.

3.01 Upon execution of this Lease, Tenant shall pay to Landlord the sum of $47,500.00 constituting Rent due and payable by Tenant for the first full calendar month of the Term for which Rent is payable hereunder. Tenant shall pay Landlord, without any setoff or deduction, all Base Rent and Additional Rent for the Term (collectively referred to as “Rent”) when due. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease, including, without limitation, payments for insurance, repairs and parking lot maintenance/repair and Tenant’s Common Area Share and Tenant’s Building Share of Taxes and Operating Expenses. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of estimated Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All Rent payable by Tenant hereunder shall be paid to Landlord in lawful money of the United States of America, by check or wire transfer made payable to the entity constituting Landlord hereunder and sent to the lock box designated in Section 1.09 of the Basic Lease Information, or to such other location or address as Landlord may designate from time to time. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all Rent past due beyond any applicable grace period. In addition, past due Rent shall accrue interest at twelve percent (12%) per annum (or the maximum rate legally permissible, whichever is less). Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

3.02 Notwithstanding anything to the contrary contained herein and provided that no Default by Tenant occurs hereunder, Landlord hereby agrees that Tenant shall not be required to pay monthly Base Rent for the first (1st) and second (2nd) full months of the initial Term (the “Abatement Period”). During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a Default by Tenant under the terms of this Lease that results in termination of this Lease in accordance with the provisions of Section 19 hereof, then as a part of the recovery set forth in Section 20 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 3.

3.03 In accordance with the Section 1.03 above, Tenant shall be obligated to pay Base Rent with respect to only 19,000 rentable square feet of the Premises for the first (1st) nine (9) months of the initial Term (the “Phase-In Period”) at the rate of $47,500.00 per month (calculated at the rate of $2.50 per rentable square foot per month). Upon the expiration of the Phase-In Period, and for the remainder of the Term, Tenant shall be obligated to pay Base Rent with respect to the entire rentable square footage of the Premises at the rates listed in Section 1.03 above. During the Phase-In Period, Tenant shall remain liable for the full payment of all of its other monetary obligations under this Lease, and Tenant’s Common Area Share and Tenant’s Building Share shall continue to be calculated as specified in Section 1.04 above, using the entire rentable square footage of the Premises.

4. Compliance with Laws; Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity (collectively, “Laws”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant shall comply with the Rules and Regulations of the Development attached hereto as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time. In addition, Tenant shall comply with all covenants, conditions and restrictions in effect from time to time with respect to the Development, including, as listed in Exhibit F attached hereto. Furthermore, as part of its obligations hereunder, from and after the Commencement Date, Tenant shall, at its sole cost and expense, observe and comply with the provisions of Title III of the Americans with Disabilities Act of 1990, as amended and any regulations promulgated pursuant thereto (collectively, the “ADA”), as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose, provided that Landlord understands and acknowledges that Tenant’s activities sometimes include simulated surgical procedures using human tissue and/or portions of human cadavers. Provided Tenant conducts such activities in a discreet and respectful manner that does not disturb other Building tenants, and in compliance with all applicable laws, rules, regulations, codes and the like, Landlord acknowledges that such activities are not reasonably objectionable. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Development, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises or the Development, nor commit or suffer to be committed any waste in, on or about the Premises.

5. Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Laws) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent, to cure any Default (defined in Section 18 below) by Tenant, or to compensate Landlord for any other loss or damage Landlord may suffer by reason of Tenant’s Default. If Landlord reasonably uses any portion of the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a Default under this Lease. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of: (a) payment of the final Rent due from Tenant; or (b) the later to occur of the Expiration Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 24 below. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor Laws now or hereafter in effect.

6. Tenant’s Use of Common Areas. During the Term of this Lease, Tenant shall have the nonexclusive right to use in common with Landlord and all persons, firms and corporations conducting business in the Development and their respective customers, guests, licensees, invitees, subtenants, employees and agents (collectively, “Development Occupants”), subject to the terms of this Lease, the Rules and Regulations attached hereto as Exhibit D and all covenants, conditions and restrictions now or hereafter affecting the Development, including the covenants, conditions and restrictions set forth in Exhibit F attached hereto (collectively, the “Common Areas”): the parking facilities of the Development which serve the Building, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, and similar areas and facilities situated within the Development and appurtenant to the Building which are not reserved for the exclusive use of any Development Occupants. Subject to Tenant’s obligation to pay Tenant’s Common Area Share of the cost thereof through Common Area Operating Expenses and Taxes, Landlord shall maintain the Common Areas (including, without limitation, the truck loading and parking areas and trash removal) in a clean, orderly, lighted and reasonably attractive condition comparable with similar projects in the vicinity with, subject to the remainder of this Lease, continuous ingress and egress to and from public roadways to the Premises and the parking areas appurtenant to the Premises.

7. Landlord’s Reservation of Rights. Provided Tenant’s use of and access to the Premises and parking to be provided to Tenant under this Lease is not interfered with in an unreasonable manner, Landlord reserves for itself and for all other owner(s) and operator(s) of the Common Areas and the balance of the Development, the right from time to time, with at least one business day of notice (except in emergencies) to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building; (ii) make changes to the design and layout of the Development, including, without limitation, changes to buildings, driveways, entrances, loading and unloading areas, direction of traffic, landscaped areas and walkways, and, subject to the parking provisions contained in Section 29 below and Exhibit D attached hereto, parking spaces and parking areas; and (iii) use or close temporarily the Common Areas and/or other portions of the Development while engaged in making improvements, repairs or alterations to the Building, the Development, or any portion thereof.

8.	Operating Expenses and Taxes.

8.01 Throughout the Term of this Lease, commencing on the Commencement Date, Tenant agrees to pay Landlord as Additional Rent in accordance with the terms of this Section 8, Tenant’s Common Area Share of the Common Area Operating Expenses and Tenant’s Building Share of the Building Operating Expenses and Taxes and all costs and expenses for the operation, maintenance, repair, and replacement of the Development including, without limitation, those costs and expenses listed on Exhibit B attached hereto.

8.02 Prior to the Commencement Date and on or about April 15th of each subsequent calendar year during the Term of this Lease, Landlord will endeavor to deliver to Tenant a statement (“Estimate Statement”) wherein Landlord will reasonably estimate both the Operating Expenses and Taxes and Tenant’s Share thereof (the “Monthly Operating Expense Charge”) for the then current calendar year. Tenant agrees to pay Landlord, as Additional Rent, Tenant’s estimated Monthly Operating Expense Charge each month thereafter, beginning with the next installment of rent due, until such time as Landlord issues a revised Estimate Statement or the Estimate Statement for the succeeding calendar year; except that, concurrently with the regular monthly rent payment next due following the receipt of each such Estimate Statement, Tenant agrees to pay Landlord an amount equal to one (1) monthly installment of Tenant’s estimated Monthly Operating Expense Charge multiplied by the number of months from January, in the current calendar year, to the month of such rent payment next due, all months inclusive (less any applicable Operating Expenses and Taxes already paid). If at any time during the Term of this Lease, but not more often than quarterly, Landlord reasonably determines that Tenant’s Share of Operating Expenses and Taxes for the current calendar year will be greater than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, with the next month’s rent payment due following receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired (“Makeup Payment”). Thereafter, Tenant agrees to pay Tenant’s Monthly Operating Expense Charge based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year.

8.03 By April 15th of each calendar year during the Term of this Lease, Landlord will also endeavor to deliver to Tenant a statement (“Actual Statement”) which states Tenant’s Share of the actual Operating Expenses and Taxes for the preceding calendar year. If the Actual Statement reveals that Tenant’s Share of the actual Operating Expenses and Taxes is more than the total Additional Rent paid by Tenant for Operating Expenses and Taxes on account of the preceding calendar year, Tenant agrees to pay Landlord the difference in a lump sum within thirty (30) days of receipt of the Actual Statement. If the Actual Statement reveals that Tenant’s Share of the actual Operating Expenses and Taxes is less than the Additional Rent paid by Tenant for Operating Expenses and Taxes on account of the preceding calendar year, Landlord will credit any overpayment toward the next monthly installment(s) of Tenant’s Share of the Operating Expenses and Taxes due under this Lease or, in the event this Lease terminates before Tenant is able to receive such credit, Landlord will pay the amount of such overpayment to Tenant within thirty (30) days of the date Landlord finalizes the Actual Statement.

8.04 Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 8 will not constitute a waiver of its right to require an increase in rent nor will it relieve Tenant of its obligations pursuant to this Section 8, except that Tenant will not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such Estimate Statement or Actual Statement. If Tenant does not object to any Estimate Statement or Actual Statement within ninety (90) days after Tenant receives any such statement, such statement will be deemed final and binding on Tenant. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the actual Operating Expenses and Taxes for the year in which this Lease terminates, Tenant agrees to promptly pay any increase due over the estimated expenses paid and, conversely, any overpayment made in the event said expenses decrease shall promptly be rebated by Landlord to Tenant. Such obligation will be a continuing one which will survive the expiration or termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses and Taxes for the then current Lease Year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Share of any excess of such actual Operating Expenses and Taxes over the estimated Operating Expenses and Taxes paid by Tenant in such Lease Year.

8.05 Notwithstanding anything to the contrary in this Lease, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and Taxes among different tenants and/or different buildings of the Development (the “Cost Pools”). Such Cost Pools may include, without limitation, office space tenants and retail space tenants in the Development and may be modified to take into account the addition of any additional buildings within the Development. Accordingly, in the event of such allocation into Cost Pools, Tenant’s Share, Tenant’s Common Area Share and Tenant’s Building Share shall be appropriately adjusted to reflect such allocation.

8.06 Landlord shall provide the following services (“Landlord’s Services”) on all days (unless otherwise stated below) during the Lease Term.

(a) Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) for normal comfort for normal office use in the Premises during Building Hours (defined below). As used in this Lease, “Building Hours” are from 8:00 a.m. to 6:00 p.m. Monday through Friday, except for the date of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (collectively, the “Holidays”). If Tenant desires to use HVAC during non-Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. The current hourly cost, which is subject to increase in Landlord’s reasonable discretion, is Thirty-Five Dollars ($35.00). Notwithstanding the foregoing, pursuant to and in accordance with the terms of this Section 8.06, Tenant shall be entitled to the continued use and maintenance of the existing supplemental HVAC equipment within the Premises (collectively, the “Supplemental HVAC Equipment”). Tenant’s installation, use and maintenance of the Supplemental HVAC Equipment shall be at Tenant’s sole cost and expense and shall be installed in a location approved by Landlord, which approval shall not be unreasonably withheld, and Tenant shall at all times maintain the Supplemental HVAC Equipment in good condition and repair. The Supplemental HVAC Equipment shall be separately metered at Tenant’s sole cost and expense (including condensor water and electricity, as applicable), and all costs and utility charges relating to the installation, operation, maintenance and repair of such Supplemental HVAC Equipment shall be paid for by Tenant. If Tenant elects to install any additional supplemental HVAC equipment pursuant to the terms of this Section 8.06, Tenant shall install and operate the additional supplemental HVAC equipment in compliance with applicable laws and shall at all times maintain the additional supplemental HVAC equipment, in good condition and repair. If Tenant desires to relocate the Supplemental HVAC Equipment, Tenant shall obtain Landlord’s prior written approval of the new location, and any costs incurred due to the relocation shall be Tenant’s sole responsibility. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Supplemental HVAC Equipment to Landlord in good condition, normal wear and tear excepted, or, at Landlord’s option, Tenant shall remove the Supplemental HVAC Equipment and repair any damage to the Premises and/or the Building caused by such removal.

(b) Except as otherwise approved in writing by Landlord: (1) Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of 2.5 watts per rentable square foot of the Premises and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of 1.5 watts per rentable square foot of the Premises and the electricity so furnished for Tenant’s lighting will be at a nominal one hundred twenty (120) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters; (3) engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads; and (4) Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

(c) Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

(d) (Intentionally Omitted)

(e) Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours and shall have one elevator available at all other times.

(f) Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

(g) Except as otherwise provided in this Lease and subject to the Rules and Regulations, Tenant shall have full access and use of the Premises, the Building and the Common Areas (including, without limitation, the parking lot) twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year, subject to Landlord’s reasonable security requirements, any construction in the Development and/or closures due to emergency.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

8.07 Tenant agrees to contract directly for and pay for any utilities other than Landlord’s Services (“Tenant’s Utilities”). All expenses incurred by Landlord for Landlord’s Services shall be included as part of Building Operating Expenses. Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services if such failure is caused by all or any of the following: (i) accident, breakage or repairs; (ii) strikes, lockouts or other labor disturbance or labor dispute of any character; (iii) governmental regulation, moratorium or other governmental action or inaction; (iv) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel; or (v) any other cause beyond Landlord’s reasonable control. In addition, in the event of any stoppage or interruption of services or utilities, Tenant shall not be entitled to any abatement or reduction of rent and no eviction of Tenant will result from such failure and Tenant will not be relieved from the performance of any covenant or agreement in this Lease because of such failure.

8.08 Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises outside of Tenant’s lab space which is intended to be served by separate HVAC systems, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 8.06 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. All costs incurred during the term for Tenant’s HVAC, including, without limitation, electricity, maintenance and repair, shall be paid by Tenant to Landlord upon demand as Additional Rent. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 8.06 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Development or the risers or wiring installation, and Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord.

8.09 Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Development after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth herein. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. In no event shall any failure to furnish, delay in furnishing, unavailability or diminution in quality or quantity of any such utility or other services or interference with Tenant’s business operations as a result of any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord, provided Landlord is making commercially reasonable efforts to restore such failure, delay, unavailability or diminution.

8.10 Landlord shall not be obligated to provide any janitorial services or window washing services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services (including, without limitation, window washing services), trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Development. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord, which approval shall not be unreasonably withheld. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 8.10 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

8.11 Tenant acknowledges that Landlord and/or Tenant may from time to time be requested or required to obtain, report and/or disclose certain energy consumption information with regard to the Premises, which may include, without limitation, benchmarking data for the U.S. Environmental Protection Agency’s ENERGY STAR® Portfolio Manager and information relating to compliance with “green building” initiatives, including, if applicable, the Leadership in Energy & Environmental Design (LEED) certification program. Tenant shall throughout the Term of this Lease, comply with all Federal, State or local laws, rules and regulations relating to consumption of utilities, energy or energy efficiency (as they may be in enacted or in effect from time to time, “Energy Regulations”), and Tenant shall, upon request by Landlord or Landlord’s lender, deliver and/or disclose such information regarding the consumption of utilities at the Premises as may be required to comply with applicable Energy Regulations. Further, Tenant authorizes Landlord to disclose such information and data regarding the Premises as may be requested or required from time to time to comply with Energy Regulations.

9. Leasehold Improvements. All improvements in and to the Premises, including any Alterations (defined below) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant prior to the Expiration Date, may require Tenant, at its expense, to remove any electronic, phone and data cabling and related equipment (collectively, “Cable”) installed by or for the benefit of Tenant and/or any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are not standard office improvements and are of a nature that would require material removal and repair costs (collectively referred to as “Required Removables”), unless Tenant requests and obtains Landlord’s written agreement, at the time of Landlord’s approval of the Leasehold Improvements to be made by Tenant, that such Leasehold Improvements need not be removed.

10.	Repairs and Alterations.

10.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant shall perform repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance (including, California Energy Code, Title 24) and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Landlord shall perform all maintenance and repairs upon the: (a) structural elements of the Building; (b) mechanical, electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

10.02 Tenant shall not make alterations, repairs, additions or improvements or install any cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent Landlord shall not unreasonably delay, withhold or condition unless the same affects the structural integrity of the Building or would likely have an adverse effect on other Building tenants. In order to obtain such approvals, Tenant shall furnish Landlord with plans and specifications; names of contractors acceptable to Landlord; required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Tenant shall construct such Alterations in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance (including, California Energy Code, Title 24) and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations equal to three percent (3%) of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for Alterations, completion affidavits and full and final waivers of lien. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, but upon three (3) business days prior written notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises that do not (i) involve the expenditure of more than $25,000.00 in the aggregate in any twelve (12) month period during the initial Term, (ii) affect the appearance of the Building or any areas outside the Premises, (iii) affect or impact in any way the systems or structure of the Building, or (iv) require the issuance of a building permit.

11. Entry by Landlord. Landlord may enter the Premises to inspect or, within nine months prior to expiration of this Lease, show the Premises to other potential tenants, to clean and make repairs, alterations or additions and to perform or facilitate maintenance, repairs, alterations or additions to any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

12.	Assignment and Subletting.

12.01 Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which such consent shall not be unreasonably delayed, withheld or conditioned if Landlord does not exercise its recapture rights. Any attempted Transfer in violation of this Section shall, at Landlord’s option, be void. Within fifteen (15) business days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; (c) recapture the portion of the Premises that Tenant is proposing to Transfer; or (d) elect to increase the Base Rent payable hereunder with respect to the portion of the Premises to be assigned or sublet to the Market Rent, as set forth below. If Landlord exercises its right to recapture, the Lease shall automatically be amended to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. “Market Rent” shall mean the monthly amount per square foot in the Premises that a willing, non-equity new tenant would pay and a willing landlord would accept at arm’s length for space in a comparable office park, with comparable tenant improvements, in a comparable location, giving appropriate consideration to monthly rental rates per square foot, the presence or absence of rent escalation clauses such as operating expense and tax pass-throughs, length of lease term, size and location of premises being leased and other generally applicable terms and conditions of tenancy for a similar office park.

12.02 Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to this Section will not be deemed unreasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (ii) the use of the Premises by the transferee (A) is not permitted by the use provisions in Section 4 hereof, (B) violates any exclusive use granted by Landlord to another tenant in the Development, or (C) otherwise poses a risk of increased liability to Landlord; (iii) the Transfer would likely result in a significant and inappropriate increase in the use of the parking areas or Common Areas by the transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (iv) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease; (v) the transferee is not in Landlord’s reasonable opinion consistent with Landlord’s desired tenant mix; or (vi) the transferee poses a business or other economic risk which Landlord deems unacceptable.

12.03 Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease. Tenant shall pay Landlord a review fee of five hundred dollars ($500.00) for Landlord’s review of any requested Transfer. Additionally, Tenant shall reimburse Landlord for all reasonable attorneys’ fees and costs incurred by Landlord with respect to any Transfer, whether consented to or not. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

12.04 If Landlord consents to any Transfer, Tenant agrees to pay to Landlord, as Additional Rent, fifty percent (50%) of all sums and other consideration actually paid to and for the benefit of Tenant by the transferee on account of the Transfer, as and when such sums and other consideration are paid by the transferee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant agrees to instruct the transferee to pay such sums and other consideration directly to Landlord). If for any Transfer, Tenant receives rent or other consideration, either initially or over the term of the Transfer term, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as Additional Rent fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this paragraph, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys’ fees, tenant improvement construction costs and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting. Upon request, Tenant will provide reasonable evidence of such expenditures to Landlord.

13. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Development or Premises in connection with any work purportedly done by or for the benefit of Tenant or its transferees. Tenant shall, within 10 days of notice from Landlord, fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by Laws. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

14. Indemnity and Waiver of Claims. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (as defined herein) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) acts of God, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe; (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter outside of the reasonable control of Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Laws), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in, on or about the Premises or any acts or omissions (including violations of Laws) of Tenant and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees. Notwithstanding the provisions of this Section 14 above to the contrary, Tenant’s indemnity of Landlord and the Landlord Related Parties shall not apply to: (i) any claims to the extent resulting from the gross negligence or willful misconduct of the Landlord Related Parties and not insured or required to be insured by Tenant under this Lease (collectively, the “Excluded Claims”); or (ii) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 16 below. In addition, Landlord shall indemnify, defend, protect and hold Tenant harmless from all such Excluded Claims, except for (A) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 16 below, and (B) any lost profits, loss of business or other consequential damages.

15. Insurance.

15.01 Tenant shall obtain and maintain throughout the Term the following insurance (“Tenant’s Insurance”):

(a) Commercial General Liability Insurance written on an ISO CG 00 01 12 07 form or equivalent covering the insured against claims of bodily injury, personal and advertising injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, with no exclusion or limitation to the policy definition of “Insured Contract”, covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 14 of this Lease, and liquor liability coverage (in the event alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$2,000,000.00 each occurrence
Property Damage Liability	$2,000,000.00 general aggregate
$2,000,000.00 Products/Completed Operations Aggregate

Personal and Advertising Injury Liability	$2,000,000.00 each occurrence
(included in general aggregate)
0% Insured’s participation

(b) Property Insurance, written on “Special Form Cause of Loss Perils form, with coverage for broad form water damage including earthquake sprinkler leakage and pollution coverage for damage caused by heat, smoke or fumes from a hostile fire, at full replacement cost value (without deduction for depreciation) and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property, including property of others for which the tenant may be legally liable, within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant;

(c) Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

(d) Workers’ Compensation Insurance as required by laws and in amounts as may be required by applicable statute and Employers Liability Coverage of at least $1,000,000 each accident, $1,000,000.00 policy limit, $1,000,000.00 each employee, and containing a waiver of subrogation endorsement in favor of Landlord;

(e) If and to the extent Tenant or its employees drive automobiles or other motor vehicles in the course of conducting Tenant’s business, Commercial Automobile Liability insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000.00 combined single limit, each accident; and

(f) With respect to improvements or Alterations performed by or on behalf of Tenant within the Premises, Builder’s Risk insurance or an Installation Floater covering the full amount of the work to be performed, subject to Special Form Cause of Loss perils; provided, however, that in lieu of this requirement, Tenant may cause its general contractor to maintain the foregoing coverage. Such insurance will name the Landlord and Tenant, and, if applicable, the Contractor and Subcontractors, as Insureds.

15.02 Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A: VIII and shall be licensed to issue insurance coverage in the state in which the premises are located. All Commercial General Liability Insurance policies shall (i) name Landlord (or its successors and assignees), the managing agent for the Building (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional insureds (utilizing endorsement ISO Form CG 2011 11/85 or equivalent, for tenant improvements or betterments requiring structural alterations the contractors performing the work will provide additional insured endorsements utilizing a combination of the forms CG 20 10 07/04 and CG 20 37 07/04 in favor of the stated additional insureds), (ii) must contain an endorsement stating “such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured(s) designated by Landlord, shall be primary as respects any liability or claims arising out of the occupancy of the Premises by Tenant or Tenant’s operations, and any insurance carried by Landlord or any other additional insured(s) shall be non-contributory” (iii) contain an endorsement that the insurer waives its right to subrogation as described in Section 16 below; (iv) contain a cross-liability endorsement or separation of insureds clause. Tenant shall endeavor to obtain the agreement of the insurer writing Tenant’s Insurance to notify Landlord (and any other additional insureds) in writing not less than thirty (30) days prior to any cancellation, termination, material change or lapse of Tenant’s Insurance (it being agreed that efforts by Tenant to obtain such an agreement by the insurer shall include obtaining any commercially available endorsement to assure such notification). In addition to the foregoing, Tenant shall notify Landlord (and any other additional insureds) in writing not less than thirty (30) days prior to any cancellation, termination, material change or lapse of Tenant’s Insurance. Tenant shall provide Landlord with a certificate of insurance evidencing all insurance required to be carried by Tenant hereunder (including evidence of all required endorsements and additional insured coverage as noted above) at least fifteen (15) days prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material Default under this Lease without the benefit of any additional notice or cure period provided in Section 19 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense, and Tenant shall pay the cost thereof within ten (10) days following Landlord’s submission of an invoice therefor. In no event shall the limits of any insurance policy obtained by a Tenant be considered to limit the liability of Tenant under this Lease.

16. Subrogation. Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage to person with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss, damage or injury is (or would have been, had the insurance required by this Lease been carried) covered by insurance. As noted above, Tenant also waives subrogation with respect to losses or claims covered by worker’s compensation insurance.

17. Casualty Damage. Landlord, by notice to Tenant within sixty (60) days of the date of the fire or other casualty (a “Casualty”), shall have the right to terminate this Lease if all or any part of the Premises is damaged to the extent that it cannot reasonably be repaired within one hundred twenty (120) days after the date of the Casualty. If this Lease is not terminated, Landlord shall promptly and diligently, restore the Premises. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Laws. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within thirty (30) days of demand, Tenant shall also pay Landlord for any additional excess costs relating to Leasehold Improvements that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, and without limiting Tenant’s obligations, to pay to Landlord any cost of restoration of the Leasehold Improvements in excess of the proceeds of Tenant’s Insurance, in the event that Landlord does not receive sufficient insurance proceeds to complete all required restoration work, whether due to an uninsured Casualty, requirements of a Mortgagee, or otherwise, then Landlord shall have the right to terminate this Lease by written notice to Tenant. The provisions of this Lease, including this Section 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, or the Development, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Development.

18. Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for, or rendered unusable in a manner consistent with the Permitted Use due to a taking for, any public or quasi-public use under Laws, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

19. Events of Default. Each of the following occurrences shall be considered to be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for three (3) days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Laws (“Monetary Default”); or (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within ten (10) days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Laws (including, without limitation, Section 1161 of the California Code of Civil Procedure), provided, however, if Tenant’s failure to comply cannot reasonably be cured within ten (10) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant commences to cure within ten (10) days and Tenant diligently pursues the cure to completion.

20. Remedies.

20.01 Upon the occurrence of any Default under this Lease, whether enumerated in Section 19 above or not, Landlord shall have the option to pursue any one (1) or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 19 above or this Section 20, and waives any and all other notices or demand requirements imposed by applicable law):

(a) Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i) The Worth at the Time of Award (as defined below) of the unpaid Rent which had been earned at the time of termination;

(ii) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate (defined below) plus five percent (5%) (the “Interest Rate”). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);

(b) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c) Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 20.01(a).

20.02 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

20.03 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

20.04 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of Default shall not be deemed or construed to constitute a waiver of such Default.

20.05 If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

20.06 This Section 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

21. Limitation of Liability.

THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO SEVENTY PERCENT (70%) OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN SECTION 24 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 24 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

22. Intentionally Omitted.

23. Holding Over. If Tenant remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30) day notice at any time, by either party. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the fair market gross rental for the Premises as reasonably determined by Landlord (which in no event shall be less than one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover). No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

24. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Development, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but upon request from the holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant shall, without charge, attorn to any successor to Landlord’s interest in this Lease. Tenant shall, within ten (10) days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord.

25. Financial Statements. Prior to the execution of this Lease by Landlord and at any time during the Term of this Lease (unless Tenant has become a public reporting company under the Securities Exchange Act of 1934) upon ten (10) days prior written notice from Landlord, Tenant agrees to provide Landlord with a current financial statement for Tenant and any guarantors of Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant and any guarantors of Tenant. Such statements are to be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, audited by an independent certified public accountant.

26. Notice. All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1 above. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

27. Surrender of Premises. At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property and any designated Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within two (2) days after termination, Landlord, at Tenant’s sole cost and expense, shall be entitled to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord. If Tenant fails to remove any of the designated Required Removables by the Expiration Date or perform related repairs in a timely manner, Landlord may perform such work at Tenant’s expense, and Tenant shall be deemed to be in holdover of the Premises pursuant to Section 23 above during the reasonable period of time required for the removal of Tenant’s Property.

28. Miscellaneous.

28.01 Costs and Expenses; No Waiver. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.

28.02 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). Force Majeure shall not include financial difficulties of the party required to perform.

28.03 Transfer By Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Development or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

28.04 Submission of Lease; Claims By Brokers. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease.

28.05 Survival of Obligations. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

28.06 Quiet Enjoyment; Binding Covenants. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

28.07 Entire Agreement. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located.

28.08 Authority; PATRIOT Act. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

28.09 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

28.10 Severability. The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

28.11 Confidentiality. The parties acknowledge and agree that the terms of this Lease are confidential and constitute proprietary information. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, the parties agree that they, and their respective partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Development, or real estate agent, either directly or indirectly, without the prior written consent of the other party, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

29. Parking.

29.01 Tenant’s Parking. During the Term of this Lease, Tenant shall have the right to use, at no charge to Tenant during the initial Term, the number of parking spaces specified in Section 1.11 of the Basic Lease Information hereof, for use by Tenant’s employees in the common parking areas for the Building within the Development, as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Development (including whether such areas shall be surface, underground and/or other structures) as long as Tenant is provided the number of parking spaces designated in the Basic Lease Information. In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking spaces, and/or make all or a portion of such spaces reserved.

29.02 In addition to such parking spaces for use by Tenant’s employees, Landlord shall permit access to the parking areas for Tenant’s visitors, subject to availability of spaces and payment (by validation charges or otherwise) of daily visitor parking charges therefor as may be established and adjusted by Landlord from time to time. Landlord hereby agrees to provide three (3) additional unreserved parking spaces adjacent to the Building, for the non-exclusive use of all visitors and invitees of the Building or Development. Landlord shall use commercially reasonable efforts to identify such three (3) stalls in a location near the entrance of the Building for use by visitors of the Building or Development, which stalls are subject to relocation in Landlord’s sole and absolute discretion. Although there are currently no daily visitor parking charges, Landlord reserves the right to impose such charges in the future. To the extent Landlord institutes any visitor parking charges, Landlord shall provide Tenant the ability to validate its visitors parking, such that they will not be responsible for payment of such charges.

29.03 The use of the parking areas shall be subject to any reasonable, non-discriminatory rules and regulations adopted by Landlord and/or Landlord’s parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Development or for such other uses as visitor parking. Tenant’s parking spaces shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, including, without limitation, parking in spaces designated as reserved spaces, illegal parking, and any non-compliance with posted signage, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

29.04 Subject to plans and specifications approved in advance by Landlord, including designation of the parking space to be used and paid for by Tenant in connection therewith, and in accordance with the terms and conditions set forth in Section 10.02 above, Tenant shall have the right to install at its sole cost and expense an electric vehicle charging station for use by Tenant’s employees. Tenant shall be solely responsible for acquisition and installation of the charging station and all associated infrastructure and shall arrange and pay for electricity and any metering to measure the electricity utilized by the charging station. Tenant shall be responsible to obtain and maintain all permits required for the installation, operation and maintenance of the charging station in compliance with all applicable laws, rules and regulations. Upon Landlord or Tenant’s request, prior to installation of the charging station, Landlord and Tenant shall enter into a lease amendment, or other written agreement, in mutually acceptable form to set forth the terms and conditions governing the charging station. At the expiration or earlier termination of the Lease, Tenant shall, upon Landlord’s request, remove the charging station from the Development (and shall repair any damage caused by such removal), but shall leave all associated infrastructure in place.

30. Intentionally Omitted.

31. Counterparts; Electronic Delivery /Signatures. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties may exchange electronic counterpart signatures by facsimile or electronic transmission and the same shall constitute execution and delivery of this Lease with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Lease in Landlord’s possession shall control.

32. Hazardous Materials.

32.01 Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (defined below) that may be required from time to time under any Environmental Laws (defined below) applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or to Tenant’s operations in the Premises. As used in this Lease, the term “Environmental Laws” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Laws. Except for ordinary and general office supplies, equipment and facilities, such as copier toner, liquid paper, back-up power sources, glue, ink and common household cleaning materials, as well as customary quantities of first aid supplies and the parking of vehicles in the parking areas adjacent to the Premises (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Development or any portion thereof by Tenant or any of Tenant’s Parties (as defined in Section 1.11 hereof) without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, the Development or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Development and which are caused or knowingly permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, asbestos-containing material, presumed asbestos containing materials, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls, and freon and other chlorofluorocarbons. The provisions of this Section 32 will survive the expiration or earlier termination of this Lease. Tenant’s “cleanup” and remediation obligations shall not extend to items which are ordinarily included in ordinary maintenance of the parking and loading areas within the Common Areas.

32.02 Subject to Sections 16 and 21 hereof, Landlord shall promptly indemnify, protect, defend and hold Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, judgment, damages, suits, causes of action, penalties, fines, expenses and costs, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) (collectively, “Claims”) which arise on or after the date that possession of the Premises is delivered to Tenant, including any time after the expiration of the Lease Term, from or in connection with Hazardous Materials conditions which were caused or knowingly permitted by Landlord or its agents or employees.

33. Required Accessibility Disclosure. Landlord hereby advises Tenant that the Development has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Development in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)].

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

[LANDLORD’S SIGNATURE ON PAGE S-1 AND TENANT’S SIGNATURE ON PAGE S-2 ATTACHED HERETO]

Landlord has executed this Lease as of the day and year first above written.

LANDLORD:

BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company

By:	Bixby SPE Finance, LLC,
a Delaware limited liability company
its sole Member and Manager

	By:	Bixby Land Company,
a California corporation
its sole Member and Manager

		By:	/s/ Aaron D. Hill
		Name:	Aaron D. Hill
		Title:	Executive Vice President and Chief Operating Officer

		By:	/s/ Martin T. O’Hea
		Name:	Martin T. O’Hea
		Title:	Executive Vice President and CFO

[TENANT’S SIGNATURE ON NEXT PAGE]

S-1

Tenant has executed this Lease as of the day and year first above written.

TENANT:

SI-BONE, INC., a Delaware corporation

By:	/s/ Jeffrey W. Dunn
Name:	Jeffrey W. Dunn
Title:	President, CEO and Chairman

By:	/s/ Michael Pisetsky
Name:	Michael Pisetsky
Title:	VP & General Counsel

26-2216351
Tenant’s Tax ID Number (SSN or FEIN)

S-2

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

Exhibit A is intended only to show the general layout of the space Plan as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to scale; any measurements or distances shown should be taken as approximate.

EXHIBIT A

EXHIBIT A-1

DEPICTION OF DEVELOPMENT

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

EXHIBIT A-1

EXHIBIT B

OPERATING EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

1. Items Included in Operating Expenses. The term “Operating Expenses” as used in the Lease to which this Exhibit B is attached means the sum of Building Operating Expenses and Common Area Operating Expenses.

“Building Operating Expenses” shall mean, with respect to any period, and without duplication, all reasonable and customary costs of whatsoever type of character paid or incurred by Landlord during such period in connection with the operation, repair and maintenance of the Premises and the Building as determined by generally accepted accounting practices, consistently applied, including, by way of illustration and not limitation, the following: (i) Landlord’s costs of fulfilling its obligations pursuant to Section 8 of the Lease, including, but not limited to Landlord’s Services, to the extent Landlord is entitled to pass through said costs pursuant to said section; (ii) amortization on a straight line basis over the useful life (together with interest at the Interest Rate on the unamortized balance) of all capitalized expenditures for the Building, other than in connection with the original construction, which are reasonably intended to produce a reduction of Operating Expenses, (iii) Landlord’s insurance for the buildings in the Development, (iv) real property taxes imposed against the Building and other improvements on the legal parcels on which the buildings in the Development are located, (v) all sewer, water, electricity, and other utility charges to the extent not paid directly by Tenant (including HVAC for the Building during normal business hours), and utilities surcharges and any other costs, levies or assessments resulting from statutes or regulations promulgated by any government or quasi-government authority in connection with the use, occupancy or alteration of the Building or the Premises or the parking facilities serving the Building or the Premises, (vi) labor costs incurred in the operation and repair of the portion of the Building that is Landlord’s obligation under the Lease, including without limitation, supplies, wages, and salaries (including payroll taxes and similar governmental charges related thereto) of employees at the grade of building manager or below that are used in the management, operation and maintenance of the Building, (vii) supplies, equipment and related operating expenses, and a management/administrative fee, (viii) reasonable accounting, audit, verification, legal and other consulting fees related directly to the operation of the Development, (ix) amortization on a straight line basis over the useful life (together with interest at the Interest Rate on the unamortized balance) of all costs resulting from Landlord’s replacement during any Option Term, if applicable, of the roof, HVAC above the roof level, and/or the Building elevators;

“Common Area Operating Expenses” shall mean, with respect to any period, without duplication, all reasonable and customary costs and expenses paid or incurred by Landlord during such period, in connection with the operation, repair and maintenance of the Common Areas of the Development, excluding Common Areas within the Building (as such terms are defined in the Lease); as determined by generally accepted accounting practices, consistently applied, including the following costs by way of illustration but not limitation: (a) water and sewer charges and the costs of electricity, and other utilities serving the Common Areas; (b) costs of insurance for the Common Areas not paid by Tenant pursuant to the paragraph immediately above; (c) waste disposal and janitorial services related solely to the Common Areas; (d) security for the Common Areas (if Landlord elects, in its sole and absolute discretion, to obtain security services or equipment); (e) labor costs incurred in the operation, repair, and management of the Development, including without limitation, supplies, wages and salaries (including payroll taxes and similar governmental charges related thereto) of employees at the grade of building manager or below to the extent used in the management, operation and maintenance of the Development; (f) Development management office rental (not to exceed the prevailing market rental rate), supplies, equipment and related operating expenses; (g) supplies, materials, equipment and tools including rental of personal property used for maintenance of the Common Area; (h) repair and maintenance of the plumbing, irrigation, electrical, drainage and storm drain systems of the Common Area; (i) maintenance, costs and upkeep of all parking and other Common Areas; (j) depreciation on a straight line basis and rental of personal property used in maintenance of the Common Areas; (k) amortization on a straight line basis over the useful life of all non-structural capitalized expenditures related to the Common Areas, other than in connection with the initial construction, which are (i) reasonably intended to produce a reduction in Operating Expenses; or (ii) required under any governmental law or regulation that was not applicable to the Development at the time it was originally constructed; or (iii) for replacement of any Development equipment

EXHIBIT B

needed to operate the Development at the same quality levels as prior to the replacement; (l) costs and expenses or gardening or landscaping; (m) maintenance of signs (other than Tenant’s signs, and signs of other tenants of the Development, or relating to marketing activities); (n) personal property taxes levied on or attributable to personal property used in connection with the Common Areas; (o) reasonable accounting, audit, legal and other consulting fees; and (p) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items.

2. Items Excluded From Operating Expenses. Expenses shall not include: depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.

3. Occupancy. If at any time during a calendar year the Development is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least ninety-five percent (95%) of the total rentable square footage of the Development, Expenses shall, at Landlord’s option, be determined as if the Development had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the rentable square footage of the Development.

4. Taxes. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or the Development, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Development, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Development’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Development; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Development; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, capital stock, gift, estate or inheritance tax.

EXHIBIT B

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

1.

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work”. With the exception of the improvements described in Section 2 below and set forth in the Landlord-Funded Space Plan, attached hereto as Schedule 1, it is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Amortized Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2.

Landlord, at its sole cost and expense, shall perform improvements to the Premises in accordance with the space plan attached hereto as Schedule 1 (the “Landlord-Funded Space Plan”) using Building standard methods, materials and finishes.

3.

Other than the improvements described in Section 2 above and set forth in the Landlord-Funded Space Plan, the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Amortized Allowance, and shall be completed in accordance with (i) the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Final Plans”), and (ii) the space plan approved by Landlord and Tenant and attached hereto as Schedule 2 (the “Tenant-Funded Space Plan”), which both (i) and (ii) have been approved by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building.

4.

A written estimate setting forth the anticipated cost to construct the work (the “Tenant-Funded Work”) outlined in the Tenant-Funded Space Plan, including but not limited to labor and materials, contractor’s fees and permit fees is attached hereto as Schedule 2(a) (the “Estimate”). Concurrently with the delivery of this Lease, Tenant shall deliver to Landlord the amount equal to $89,999.00. This amount shall be comprised of the total cost set forth in the Estimate plus a construction management fee payable to Landlord equivalent to three percent (3%) of the total cost of construction, including any design fees, that exceeds the sum of the Allowance and the Amortized Allowance (as defined in Paragraph 6 hereof), such amount exceeding the sum of the Allowance and the Amortized Allowance being herein referred to as the “Excess Costs”. Tenant acknowledges and agrees that when the actual amount of the Tenant-Funded Work becomes known, if Tenant has underpaid the Excess Costs, then upon notice by Landlord to Tenant, Tenant shall reimburse Landlord for such shortfall within ten (10) days after Landlord delivers to Tenant said notice. Within thirty (30) days of Substantial Completion, Landlord will reconcile the Excess Costs paid by Tenant hereunder with the actual costs reflected in the Estimate, and any overpayment by Tenant shall be reimbursed by Landlord within such 30-day period. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of Default under the Lease.

5.

If Tenant shall request any change, addition or alteration in any of the Final Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one (1) business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion, provided that such changes, additions or deletions shall constitute a Tenant Delay to the extent they impact the date of Substantial Completion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or

EXHIBIT C

Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Estimate, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. Notwithstanding the foregoing, Landlord and Tenant shall work together to coordinate the timing of completion of the Tenant-Funded Work. Such coordination shall include reasonable ongoing consultation and communication regarding work scheduling.

6.

Provided Tenant is not in default, Landlord agrees to provide Tenant with an allowance of $85,000 as contribution toward the cost of completing the Tenant-Funded Work (the “Allowance”). In addition to the foregoing, Landlord agrees to provide Tenant with an allowance (the “Amortized Allowance”) in an amount not to exceed $100,000.00 (i.e., approximately $4.58 per rentable square foot of the Premises) to be applied toward the cost of the Tenant-Funded Work. The amount of Amortized Allowance actually disbursed by Landlord shall be confirmed in writing as the “Amortized Allowance Amount”. As a condition to the disbursement of the Amortized Allowance Amount, no later than thirty (30) days following the Substantial Completion of the Landlord Work, Tenant shall execute and deliver an amendment to the Lease pursuant to which Tenant agrees to pay additional monthly Base Rent in an amount equal to the amount necessary to fully amortize the Amortized Allowance Amount over the entirety of the Term at an interest rate equal to eight percent (8%) per annum (the “Amortized Allowance Rent”), provided, however, that such Amortized Allowance Rent shall not be subject to annual escalation along with the Base Rent set forth above. Tenant shall have the right to pay off the unamortized principal balance of the Amortized Allowance Amount (together with all accrued but unpaid interest thereon) at any time during the Term without premium or penalty. Tenant shall not be entitled to receive any cash payment or credit against monthly Base Rent or otherwise for any unused portion of the Amortized Allowance which is not used to pay for the Tenant-Funded Work.

7.

For purposes of this Lease, including for purposes of determining the Commencement Date (pursuant to Section 2 of the Lease), the Landlord Work shall be “Substantially Complete” upon the completion of the Landlord Work in the Premises pursuant to the Tenant-Funded Space Plan, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by or on behalf of Tenant in accordance with the terms of this Work Letter, regardless of whether such items are reflected in the Final Plans. Tenant will be deemed to have accepted the Premises in its condition as of the Commencement Date, subject to all Laws (as defined in Section 4 of the Lease) governing and regulating the use and occupancy of the Premises and to have acknowledged that there are no items needing work or repair by Landlord, with the exception of any punch list items as described above. Notwithstanding the foregoing, if it is determined that the Premises were not in good condition and in compliance with applicable laws, rules and regulations as of the Commencement Date, and such non-compliance is not due to Tenant’s particular use of, or activities or work in the Premises, Landlord shall (as Tenant’s sole remedy therefor) correct such non-compliance at Landlord’s cost within a commercially reasonable time after Landlord’s receipt of written notice thereof (provided that such notice must be received within sixty (60) days following the Commencement Date).

8.

If there shall be a delay or there are delays in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of any of the following (each a “Tenant Delay”, and collectively, “Tenant Delays”):

a.	Tenant’s failure to comply with its obligations under this Exhibit C or the Lease;

b.	Tenant’s request for changes to the Landlord Work;

c.	Tenant’s specification of any materials or equipment with long lead times; or

c.	any other acts or omissions of Tenant, the Tenant Related Parties or their respective contractors or vendors

EXHIBIT C

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

9.

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT C

SCHEDULE 1 TO EXHIBIT C

LANDLORD-FUNDED SPACE PLAN

SCHEDULE 1 TO EXHIBIT C

SCHEDULE 2 TO EXHIBIT C

TENANT-FUNDED SPACE PLAN

SCHEDULE 2 TO EXHIBIT C

SCHEDULE 2(a) TO EXHIBIT C

ESTIMATE

PRELIMINARY ESTIMATE

Date:	1/30/18
Property:	University Station
Building:	471 El Camino Real
Suite:	100
Tenant:	8I-BONE, Inc.
RSF:	21,848

			COST	$RSF
Construction Costs:	Gidel & Kocal Construction		$247,280	$11.32
Architecture: IA Interior Architects	Space Plan		$1,000	$0.05
	Pricing Plan		$—	$—
	Schematic Design		$—	$—
	Design Development		$—	$—
	Field Verification		$—	$—
	Construction Documents		$9,000	$0.41
	Plancheck Submittal		$—	$—
	City Revisions		$—	$—
	Construction Administration		$5,000	$0.23
	Reimbursables (allowance)		$1,000	$0.05
Engineering:	MEP Construction Documents W’ Title 24 (Design Build)		$—	$—
	Title 24 Commissioning (allowance)		$—	$—
	Fire Sprinkler Design Build		Incl	$—
	Fire Life Safety Design Build		Incl	$—
Permits	On Construction Cost Above (allowance)	1.50%	$3,709	$0.17
Contingency	On All Costs Above	0%	$—	$—
Bixby CM Fee	On All Costs Above	3%	8,010	$0.37
TOTAL PROJECT COST (NOT INCL. ALTERNATES BELOW)			$274,999	$12.59
Alternates:
1			$—	$—
2			$—	$—
SUBTOTAL:			$—	$—
TOTAL PROJECT COST (INCLUDING ALTERNATES)			$274,999	$12.68

Scope:

Qualifications:

SCHEDULE 2(a) TO EXHIBIT C

EXHIBIT D

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Development and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.

Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Development.

2.

Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.

Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.

Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.

All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

EXHIBIT D

8.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.

Tenant shall not: (i) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (ii) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (iii) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.

No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Development, except for those substances as are typically found in similar premises used for general office and research and development purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Development, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.

Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

EXHIBIT D

19.

Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.

Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.

Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.

Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.

The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

PARKING RULES AND REGULATIONS

(i)

Landlord reserves the right, to establish and reasonably change the hours for the parking areas, on a non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the parking areas without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking areas, or on the Development. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be 5 miles per hour.

(v)	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones

(vii)

Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)	Parking areas managers or attendants are not authorized to make or allow any exceptions to these Rules.

EXHIBIT D

(ix)	Every parker is required to park and lock his/her own car.

(x)

Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking areas manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the parking areas immediately.

(xi)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xii)	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

1.

TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING AREAS OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT.

2.

Without limiting the provisions of Paragraph 1 above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the parking areas or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

3.	The provisions of Section 29 of the Lease are hereby incorporated by reference as if fully recited.

By executing the Lease to which this Exhibit D is attached, Tenant acknowledges that it has read and agreed to be bound by the forgoing Building Rules and Regulations. Tenant further confirms that it has been fully and completely advised of the potential dangers incidental to parking in the parking areas and the terms and conditions set forth above.

EXHIBIT D

EXHIBIT E

STATEMENT OF TENANT REGARDING LEASE COMMENCEMENT

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

1)	The undersigned has entered into occupancy of the Premises described in said Lease on , 20 .

2)

All conditions under said Lease to be performed by Landlord have been satisfied, and on this date there are not existing defenses or offsets which the undersigned has against the enforcement of said Lease by Landlord;

3)	The Term of the Lease commenced, or will commence, as of , 20 , which date shall be the “Commencement Date” under the terms of the Lease;

4)	The “Expiration Date” of the Lease is , 20 , subject to extension or earlier termination in accordance with the terms and conditions of the Lease.

5)	Tenant accepts the Premises in its “AS-IS” condition as of the date of Tenant’s possession thereof.

Yours very truly,

SI-BONE, INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT E

EXHIBIT F

RECORDED RESTRICTIONS

This Exhibit is attached to and made a part of the Lease by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 471 El Camino Real, Santa Clara, California.

Declaration of Covenants, Conditions and Restrictions and Reservation of Easements dated September 10, 1998 and recorded in the Official Records of Santa Clara County on September 15, 1998 as Document No. 14390154.

EXHIBIT F

RIDER NO. 1

EXTENSION OPTION RIDER

This Rider No. 1 is made and entered into by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Landlord hereby grants to Tenant (1) option (the “Extension Option”) to extend the Term of the Lease for an additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the monthly Base Rent, which shall equal the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of Section 3 below.

2. The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. The Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of Default whose cure period has expired pursuant to Sections 19 and 20 of the Lease, (b) assigned all or any portion of the Lease or its interest therein, or (c) sublet all or any portion of the Premises. Provided Tenant has properly and timely exercised the Extension Option, the then current term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the monthly Base Rent shall be as set forth above.

3. If the Monthly Base Rent for the Option Term shall be the fair market rental rate pursuant to Section 1 above, then such fair market rate shall be determined in accordance with the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

RIDER NO. 1

RIDER NO. 2

FAIR MARKET RENTAL RATE

This Rider No. 2 is made and entered into by and BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. The term “fair market rental rate” as used in the Lease and any Rider attached thereto shall mean the annual amount per square foot, projected during the Option Term that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable Class “A” office building located in the Santa Clara, California market area (the “Comparison Area”) would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the buildings located in the Project may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above. The fair market rental rate shall include the periodic rental increases that would be included for space leased for the period of the Option Term.

2. In the event the determination of fair market rental rate is required under the Lease (as set forth in Rider No. 1 above), Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than ninety (90) days following Landlord’s receipt of Tenant’s Extension Notice. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3. (a) Landlord and Tenant shall each appoint one (1) competent, independent and impartial commercial real estate broker with at least ten (10) years full time commercial real estate brokerage experience in the Comparison Area (each a “broker”). The determination of the brokers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the brokers, taking into account the requirements specified in Section 1 above. Each such broker shall be appointed within fifteen (15) days after the Outside Agreement Date.

RIDER NO. 2

(b) The two (2) brokers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed broker agree upon and appoint a third broker who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) brokers.

(c) The three (3) brokers shall within thirty (30) days of the appointment of the third broker reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the brokers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the brokers jointly to question and respond to questions from the brokers.

(d) The decision of the majority of the three (3) brokers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to nullify the exercise of the Extension Option. If either Landlord or Tenant fails to appoint a broker within the time period specified in Section 3(a) hereinabove, the broker appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint a broker could have last appointed such broker reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such broker’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to nullify the exercise of the Extension Option.

(e) If the two (2) brokers fail to agree upon and timely appoint a third broker, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Orange County to appoint a third broker meeting the qualifications set forth herein. The third broker, however, selected, shall be a person who has not previously acted in any capacity for either party.

(f) The cost of each party’s broker shall be the responsibility of the party selecting such broker, and the cost of the third broker (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the broker(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the brokers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

RIDER NO. 2

RIDER NO. 3

OPTIONS IN GENERAL

This Rider No. 3 is made and entered into by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

(a) Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word “Option” shall mean all options granted to Tenant under the Lease, including the following:

•	Extension Option pursuant to Rider No. 1 attached hereto.

(b) Option Personal. The Option granted to Tenant is personal to the original Tenant executing the Lease (the “Original Tenant”) and may be exercised only by the Original Tenant while occupying the entire Premises and without the intent of thereafter assigning the Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant. The Option granted to Tenant under the Lease is not assignable separate and apart from the Lease, nor may the Option be separated from the Lease in any manner, either by reservation or otherwise.

(c) Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of the Lease (or if Tenant would be in such default under the Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period of the Lease.

(d) Option as Economic Term. The Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

RIDER NO. 3

UNIVERSITY STATION

FIRST AMENDMENT TO LEASE

(SI-BONE, INC.)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of April 16, 2018, by and between BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company (“Landlord”) and SI-BONE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement dated as of February 2, 2018 (the “Lease”), with respect to certain premises within that certain building located at 471 El Camino Real, Santa Clara, California (the “Building”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

B. Pursuant to the Lease, Tenant leases from Landlord certain Premises located on the first (1st) floor of the Building, consisting of approximately 21,848 square feet, as more particularly described in the Lease.

C. Landlord and Tenant desire to amend the Lease confirm the suite number of the Premises.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. LEASE MODIFICATION. Under the Lease, the Premises was incorrectly identified as Suite 100, although Tenant actually leases the suite commonly known as Suite 101. Accordingly, Landlord and Tenant hereby confirm that the Premises consist of Suite 101. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.

2. COMMENCEMENT DATE. The Term of the Lease commenced, or will commence, as of April 1, 2018, which date shall be the “Commencement Date” under the terms of the Lease.

3. AMORTIZED ALLOWANCE RENT; UPDATED RENT SCHEDULE. It is acknowledged that Landlord has provided Tenant with an Amortized Allowance in the amount of $100,000.00 (the “Amortized Allowance Amount”) to be applied to the cost of the Tenant-Funded Work pursuant to Section 6 of Exhibit C attached to the Lease. The monthly amortization schedule detailing the calculation of the Amortized Allowance Rent included in the monthly Base Rent is attached hereto as Exhibit A. The rent schedule set forth in Section 1.03 of the Lease is hereby amended and restated as follows:

Months of Term	Monthly Base Rent
April 1, 2018 – December 31, 2018*	$49,031.57
January 1, 2019 – March 31, 2019	$56,151.57
April 1, 2019 – March 31, 2020	$57,790.17

Months of Term	Monthly Base Rent
April 1, 2020 – March 31, 2021	$59,477.93
April 1, 2021 – March 31, 2022	$61,216.32
April 1, 2022 – March 31, 2023	$63,006.86
April 1, 2023 – March 31, 2024	$64,851.12
April 1, 2024 – March 31, 2025	$66,750.71
April 1, 2025 – May 31, 2025	$68,707.28

*	Subject to Abatement Period, as defined in Section 3.02 of the Lease.

Notwithstanding anything to the contrary contained in Sections 3.02 and 3.03 of the Lease, Tenant shall be obligated to pay to Landlord the monthly payments of the Amortized Allowance Rent (equal to $1,531.57 per month) during the Abatement Period and the Phase-in Period.

4. BROKERS. Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. The provisions of this section shall not apply to brokers with whom Landlord has an express written broker agreement.

5. CONTINUING EFFECTIVENESS. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect. Tenant hereby confirms that no default by Tenant exists under the Lease.

6. COUNTERPARTS; ELECTRONIC DELIVERY. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Amendment with respect to the delivering party.

7. EXECUTION BY BOTH PARTIES. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant has occurred, and Landlord’s lender holding a lien with respect to the Building has approved this Amendment and the terms and conditions hereof.

8. AUTHORIZATION. Tenant hereby confirms that the individual signing this Amendment on behalf of Tenant is duly authorized to bind Tenant to the terms hereof.

9. REQUIRED ACCESSIBILITY DISCLOSURE. Landlord hereby advises Tenant that the Development has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Development in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)].

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

[LANDLORD’S SIGNATURE ON PAGE S-1 AND TENANT’S SIGNATURE ON PAGE S-2]

IN WITNESS WHEREOF, Landlord has executed this Amendment as of the day and year first above written.

LANDLORD:

BIXBY SPE FINANCE 11, LLC, a Delaware limited liability company

By:	Bixby SPE Finance, LLC,
a Delaware limited liability company
its sole Member and Manager

	By:	Bixby Land Company,
a California corporation
its sole Member and Manager

		By:	/s/ Aaron D. Hill
		Name:	Aaron D. Hill
		Title:	President

		By:	/s/ Martin T. O’Hea
		Name:	Martin T. O’Hea
		Title:	Executive Vice President and CFO

[TENANT’S SIGNATURE ON NEXT PAGE]

S-1

IN WITNESS WHEREOF, Tenant has executed this Amendment as of the day and year first above written.

TENANT:

SI-BONE, INC., a Delaware corporation

By:	/s/ Jeffrey W. Dunn
Name:	Jeffrey W. Dunn
Title:	President, CEO and Chairman

By:	/s/ Michael Pisetsky
Name:	Michael Pisetsky
Title:	VP & General Counsel

26-2216351
Tenant’s Tax ID Number (SSN or FEIN)

S-2

EXHIBIT A

MONTHLY AMORTIZATION SCHEDULE

Loan Amount	100,000.00	100,000.00
N (years / mos.)	7.1666667	86.00000
I (annual / monthly)	8.00%	0.67%
PMT		1,531.57

	Month	Beg. Balance	Payment	Interest	Principle	End Balance
1	4/1/2018	100,000.00	1,531.57	666.67	864.90	99,135.10
2	5/1/2018	99,135.10	1,531.57	660.90	870.67	98,264.43
3	6/1/2018	98,264.43	1,531.57	655.10	876.47	97,387.95
4	7/1/2018	97,387.95	1,531.57	649.25	882.32	96,505.63
5	8/1/2018	96,505.63	1,531.57	643.37	888.20	95,617.44
6	9/1/2018	95,617.44	1,531.57	637.45	894.12	94,723.31
7	10/1/2018	94,723.31	1,531.57	631.49	900.08	93,823.23
8	11/1/2018	93,823.23	1,531.57	625.49	906.08	92,917.15
9	12/1/2018	92,917.15	1,531.57	619.45	912.12	92,005.03
10	1/1/2019	92,005.03	1,531.57	613.37	918.20	91,086.82
11	2/1/2019	91,086.82	1,531.57	607.25	924.32	90,162.50
12	3/1/2019	90,162.50	1,531.57	601.08	930.49	89,232.01
13	4/1/2019	89,232.01	1,531.57	594.88	936.69	88,295.32
14	5/1/2019	88,295.32	1,531.57	588.64	942.93	87,352.39
15	6/1/2019	87,352.39	1,531.57	582.35	949.22	86,403.17
16	7/1/2019	86,403.17	1,531.57	576.02	955.55	85,447.62
17	8/1/2019	85,447.62	1,531.57	569.65	961.92	84,485.70
18	9/1/2019	84,485.70	1,531.57	563.24	968.33	83,517.36
19	10/1/2019	83,517.36	1,531.57	556.78	974.79	82,542.58
20	11/1/2019	82,542.58	1,531.57	550.28	981.29	81,561.29
21	12/1/2019	81,561.29	1,531.57	543.74	987.83	80,573.46
22	1/1/2020	80,573.46	1,531.57	537.16	994.41	79,579.05
23	2/1/2020	79,579.05	1,531.57	530.53	1,001.04	78,578.00
24	3/1/2020	78,578.00	1,531.57	523.85	1,007.72	77,570.29
25	4/1/2020	77,570.29	1,531.57	517.14	1,014.44	76,555.85
26	5/1/2020	76,555.85	1,531.57	510.37	1,021.20	75,534.65
27	6/1/2020	75,534.65	1,531.57	503.56	1,028.01	74,506.65
28	7/1/2020	74,506.65	1,531.57	496.71	1,034.86	73,471.79
29	8/1/2020	73,471.79	1,531.57	489.81	1,041.76	72,430.03
30	9/1/2020	72,430.03	1,531.57	482.87	1,048.70	71,381.33
31	10/1/2020	71,381.33	1,531.57	475.88	1,055.69	70,325.63
32	11/1/2020	70,325.63	1,531.57	468.84	1,062.73	69,262.90
33	12/1/2020	69,262.90	1,531.57	461.75	1,069.82	68,193.08
34	1/1/2021	68,193.08	1,531.57	454.62	1,076.95	67,116.13
35	2/1/2021	67,116.13	1,531.57	447.44	1,084.13	66,032.00
36	3/1/2021	66,032.00	1,531.57	440.21	1,091.36	64,940.64
37	4/1/2021	64,940.64	1,531.57	432.94	1,098.63	63,842.01
38	5/1/2021	63,842.01	1,531.57	425.61	1,105.96	62,736.05
39	6/1/2021	62,736.05	1,531.57	418.24	1,113.33	61,622.72

Exhibit A

40	7/1/2021	61,622.72	1,531.57	410.82	1,120.75	60,501.97
41	8/1/2021	60,501.97	1,531.57	403.35	1,128.22	59,373.75
42	9/1/2021	59,373.75	1,531.57	395.82	1,135.75	58,238.00
43	10/1/2021	58,238.00	1,531.57	388.25	1,143.32	57,094.69
44	11/1/2021	57,094.69	1,531.57	380.63	1,150.94	55,943.75
45	12/1/2021	55,943.75	1,531.57	372.96	1,158.61	54,785.13
46	1/1/2022	54,785.13	1,531.57	365.23	1,166.34	53,618.80
47	2/1/2022	53,618.80	1,531.57	357.46	1,174.11	52,444.69
48	3/1/2022	52,444.69	1,531.57	349.63	1,181.94	51,262.75
49	4/1/2022	51,262.75	1,531.57	341.75	1,189.82	50,072.93
50	5/1/2022	50,072.93	1,531.57	333.82	1,197.75	48,875.18
51	6/1/2022	48,875.18	1,531.57	325.83	1,205.74	47,669.44
52	7/1/2022	47,669.44	1,531.57	317.80	1,213.77	46,455.67
53	8/1/2022	46,455.67	1,531.57	309.70	1,221.87	45,233.80
54	9/1/2022	45,233.80	1,531.57	301.56	1,230.01	44,003.79
55	10/1/2022	44,003.79	1,531.57	293.36	1,238.21	42,765.58
56	11/1/2022	42,765.58	1,531.57	285.10	1,246.47	41,519.11
57	12/1/2022	41,519.11	1,531.57	276.79	1,254.78	40,264.33
58	1/1/2023	40,264.33	1,531.57	268.43	1,263.14	39,001.19
59	2/1/2023	39,001.19	1,531.57	260.01	1,271.56	37,729.63
60	3/1/2023	37,729.63	1,531.57	251.53	1,280.04	36,449.59
61	4/1/2023	36,449.59	1,531.57	243.00	1,288.57	35,161.02
62	5/1/2023	35,161.02	1,531.57	234.41	1,297.16	33,863.85
63	6/1/2023	33,863.85	1,531.57	225.76	1,305.81	32,558.04
64	7/1/2023	32,558.04	1,531.57	217.05	1,314.52	31,243.53
65	8/1/2023	31,243.53	1,531.57	208.29	1,323.28	29,920.25
66	9/1/2023	29,920.25	1,531.57	199.47	1,332.10	28,588.14
67	10/1/2023	28,588.14	1,531.57	190.59	1,340.98	27,247.16
68	11/1/2023	27,247.16	1,531.57	181.65	1,349.92	25,897.24
69	12/1/2023	25,897.24	1,531.57	172.65	1,358.92	24,538.32
70	1/1/2024	24,538.32	1,531.57	163.59	1,367.98	23,170.33
71	2/1/2024	23,170.33	1,531.57	154.47	1,377.10	21,793.23
72	3/1/2024	21,793.23	1,531.57	145.29	1,386.28	20,406.95
73	4/1/2024	20,406.95	1,531.57	136.05	1,395.52	19,011.43
74	5/1/2024	19,011.43	1,531.57	126.74	1,404.83	17,606.60
75	6/1/2024	17,606.60	1,531.57	117.38	1,414.19	16,192.41
76	7/1/2024	16,192.41	1,531.57	107.95	1,423.62	14,768.79
77	8/1/2024	14,768.79	1,531.57	98.46	1,433.11	13,335.67
78	9/1/2024	13,335.67	1,531.57	88.90	1,442.67	11,893.01
79	10/1/2024	11,893.01	1,531.57	79.29	1,452.28	10,440.72
80	11/1/2024	10,440.72	1,531.57	69.60	1,461.97	8,978.76
81	12/1/2024	8,978.76	1,531.57	59.86	1,471.71	7,507.05
82	1/1/2025	7,507.05	1,531.57	50.05	1,481.52	6,025.52
83	2/1/2025	6,025.52	1,531.57	40.17	1,491.40	4,534.12
84	3/1/2025	4,534.12	1,531.57	30.23	1,501.34	3,032.78
85	4/1/2025	3,032.78	1,531.57	20.22	1,511.35	1,521.43
86	5/1/2025	1,521.43	1,531.57	10.14	1,521.43	0.00

Exhibit A